Exhibit 5.1

Morris F. DeFeo, Jr.

703-610-8680

mdefeo@milesstockbridge.com

August 26, 2004

Board of Directors

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Re:	QuadraMed Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company, on August 20, 2004, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an aggregate of 1,536,369 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”) under the Company’s 2004 Stock Compensation Plan (the “2004 Plan”), of which 960,614 and 575,755 shares of Common Stock remaining available for grant under the 1996 Stock Incentive Plan and the 1999 Supplemental Stock Option Plan, respectively, were rolled into the 2004 Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., §§ 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) resolutions adopted by the Company’s Board of Directors, and (iii) such corporate records, certificates, documents and other instruments of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. As to certain matters of fact, we have relied upon, and assumed the accuracy, completeness and genuineness of oral and written representations of responsible officers, employees, and agents of the Company and upon such other data as we deemed appropriate under the circumstances.

In rendering the opinions expressed below, we have assumed with your permission and without independent investigation: (i) the genuineness of all signatures; (ii) that where any signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had the power and authority to do so; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies; (v) the conformity of all provisions, terms and conditions contained in documents submitted to us in draft form with the provisions, terms and conditions contained in the executed final versions of such documents; (vi) that the documents, instruments and agreements shown to us are complete and no modifications to any thereof exist; (vii) that each individual who executes any document, instrument or agreement is legally competent to do so; and (viii) that each party, other than the Company, that has executed or will execute a document, instrument or agreement to which the Company is a signatory has all requisite power and authority and has duly and validly taken all necessary action to execute and deliver such documents, instruments and agreements and to perform the transactions contemplated thereby, that all such documents, instruments and agreements have been duly and validly executed and delivered by such party and that all such documents, instruments and agreements are legal, binding and enforceable obligations of such party.

Except as otherwise stated in this paragraph, this opinion does not relate to any law other than the laws of the Commonwealth of Virginia and the General Corporation Law of the State of Delaware, provided that we note that we are not admitted to practice law in the State of Delaware.

Based upon such examination and subject to the assumptions and qualifications set forth in this letter, it is our opinion that:

1.	The Shares have been duly authorized.

2.	In the case of Shares issuable upon (i) the exercise of stock options, (ii) the exercise of stock appreciation rights, or (iii) the granting of restricted stock and restricted stock units under the 2004 Plan, when issued in accordance with the terms of the 2004 Plan, the Shares will be validly issued, fully paid and nonassessable.

In giving our opinion, we have assumed that, prior to the future issuance of any of the Shares, the Company will have a sufficient number of shares of authorized but unissued Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of person whose consent is required under Section 7 of the Act or the rule and regulations of the SEC thereunder.

This opinion is given solely for your benefit in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. This opinion may not be relied upon by any other person and may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

Very truly yours,

Miles & Stockbridge, P.C.

By:	/s/ Morris F. DeFeo, Jr.
Morris F. DeFeo, Jr. Principal